 EXHIBIT 4.4

Revolving Note

$500,000.00	Dated as of: May 15, 2012
Chicago, Illinois	Due: July 31, 2012

FOR VALUE RECEIVED, the undersigned, Pulse Systems, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of Fifth Third Bank, an Ohio banking corporation, successor by merger to Fifth Third Bank, a Michigan banking corporation (“Lender”), on or before July 31, 2012, the principal sum of Five Hundred Thousand and no/100 Dollars ($500,000.00), or such lesser principal sum as Lender may have advanced to Borrower pursuant to Section 2.1(A) of that certain Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 18, 2010, that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2011, and that certain Fourth Amendment to Loan and Security Agreement of even date herewith, each by and between Lender and Borrower as may be further amended, renewed or restated from time to time (collectively, the “Loan Agreement”), together with interest thereon from the date hereof at the rate set forth in the Loan Agreement.  Interest shall be payable in the manner and at the times set forth in the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days in which any principal, accrued interest or any other sum due from Borrower to Lender pursuant to this Note or otherwise remains outstanding.  Upon maturity or an “Event of Default” (hereinafter defined), whichever is first to occur, interest shall accrue upon the outstanding Liabilities at the Default Rate.  Payment of the Liabilities shall be made at 222 South Riverside Plaza, 30th floor, Chicago, Illinois 60606, or at such other location as Lender may designate in writing from time to time.  Capitalized terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

The full and timely payment of the Liabilities and Borrower’s full and timely performance of the Covenants are secured by security interests, liens and encumbrances granted by Borrower to Lender pursuant to the Loan Agreement and the other agreements, instruments, documents and guaranties as heretofore, contemporaneously herewith or may hereafter be executed and delivered to Lender by Borrower and any other persons and entities, from time to time, as the case may be, evidencing, securing or guarantying the Liabilities and the Covenants (collectively the “Collateral Documents”), including, without limitation, the following documents, as each such document may be amended or restated from time to time: (i) those certain Membership Interest Pledge Agreements dated as of March 31, 2009, executed and delivered by the Equity Interest holders of Borrower to Lender, (ii) that certain Membership Interest Pledge Agreement dated as of June 18, 2010, executed and delivered by United American Healthcare to Lender, and (iii) that certain Membership Interest Pledge Agreement of even date herewith executed and delivered by St. George Investments, LLC to Lender.

This Revolving Note is a renewal and substitution, and not a refinance, discharge or in satisfaction, of that certain Revolving Note dated as of June 30, 2011, executed and delivered by Borrower to Lender in a maximum aggregate principal amount not to exceed One Million and no/100 Dollars ($1,000,000.00).

If (a) an Event of Default occurs under and as defined in the Loan Agreement, or (b) a breach, default or event of default occurs under any of the Collateral Documents, and such breach, default or event of default is not cured within the applicable grace or cure period, if any (collectively an “Event of Default”), at the option of Lender or the legal holder hereof, as the case may be, and without demand therefor or notice thereof from Lender to Borrower or any other person or entity, all of the Liabilities shall be immediately due and payable and shall be collectible immediately or at any time after such Event of Default.  The acceptance by Lender of any partial payment of the Liabilities after an Event of Default will not establish a custom, or waive any of Lender’s rights or remedies pursuant to this Note, the Collateral Documents, at law, in equity or otherwise.  Borrower and every endorser of this Note hereby each waive presentment, demand and protest, and notice of presentment, demand, protest, default, non-payment, maturity, release, compromise, amendment, modification, settlement, extension or renewal of the Liabilities or this Note, the Covenants, the Collateral Documents or any collateral or security for the Liabilities or the Covenants.

Any forbearance by Lender or the legal holder hereof, as the case may be, in exercising any right or remedy pursuant to this Note or the Collateral Documents, at law, in equity or otherwise, shall not be or be deemed a waiver of nor shall preclude the subsequent exercise of any such right or remedy.

If at any time or times before or after an Event of Default, Lender:

A.           employs an accountant, consultant, counsel or any other representative or advisor:

1.           with respect to the Liabilities, this Note, the Collateral Documents or otherwise,

2.           to represent or consult with Lender in connection with any litigation, contest, dispute, suit or proceeding, or to commence, defend, intervene or take any other action in or with respect to any litigation, contest, dispute, suit or proceeding, whether initiated by Lender, Borrower or any other person or entity, in any way or respect arising from, relating to or in connection with the Liabilities, this Note, the Covenants, the Collateral Documents or any collateral or security for the Liabilities or the Covenants, or

3.           to enforce any of Lender’s rights or remedies;

B.           takes any action or initiates any proceeding to protect, collect, sell, liquidate or otherwise dispose of any of the collateral or security for the Liabilities, the Covenants or the Collateral Documents; or

C.           attempts to or enforces any of Lender’s rights or remedies against Borrower,

then the costs and expenses so incurred by Lender shall be part of the Liabilities payable by Borrower to Lender upon demand with interest at the Default Rate until actually paid.  Without limiting the generality of the foregoing, such costs and expenses shall include the fees, expenses and charges of attorneys, paralegals, accountants, investment bankers, appraisers, valuation and other specialists, experts, expert witnesses, auctioneers, court reporters, telegram, telex and telefax charges, overnight delivery services, messenger services and expenses for travel, lodging and meals.

Borrower represents and warrants to Lender that the Liabilities and Borrower’s use of the principal portion of the Liabilities is solely for proper business purposes and consistent with all applicable laws, including, without limitation, Illinois Compiled Statutes, Chapter 815, Act 205, Section 4 (815 ILCS 205/4).  Borrower further represents and warrants to Lender and covenants unto Lender that Borrower is not in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System, and none of the principal portion of the Liabilities will be used to purchase or carry any margin stock or to extend credit to other persons or entities for the purpose of purchasing or carrying any margin stock.

This Note is executed and delivered by Borrower to Lender in Chicago, Illinois, and shall be governed, controlled by and construed in accordance with the laws and statutes of the State of Illinois, as to interpretation, enforcement, validity, construction, effect, choice of law and in all other respects.

This Note shall inure to the benefit of Lender, the legal holder hereof and any of their respective successors and assigns, as the case may be, and shall be binding upon Borrower, and its successors and permitted assigns.

If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed here from and such invalidity or unenforceability shall not affect any other provision of this Note, the balance of which shall remain in and have its intended full force and effect.  However, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.  If any rate of interest described in this Note is greater than the rate of interest permitted to be charged or collected by applicable law, as the case may be, such rate of interest shall be reduced to the maximum rate of interest permitted to be charged or collected by applicable law.

Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement.  The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated.  In the Event of any conflict between this Note and the Loan Agreement, the Loan Agreement controls.

BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH IN THE LOAN AGREEMENT IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

Borrower and Lender irrevocably agree, and hereby consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois, and the United States District Court for the Northern District of Illinois, Eastern Division, with regard to any actions or proceedings arising from, relating to or in connection with the Liabilities, this Note, any of the Covenants, the Collateral Documents or any collateral or security for the Liabilities or the Covenants.  Borrower hereby waives its right to transfer or change the venue of any litigation filed in the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois, Eastern Division.  BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

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This Note has been executed and delivered by Borrower to Lender as of the date first set forth above pursuant to resolutions duly adopted by Borrower’s managers, if and to the extent such authorization is required, by applicable law or otherwise.

Pulse Systems, LLC, a Delaware limited liability company By: /s/ John M. Fife Name: John M. Fife Title: Chairman

5517303.2